UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2021

VAXCYTE, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39323	46-4233385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

353 Hatch Drive Foster City, California	94404
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 837-0111

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	PCVX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2021, Patrick Heron, a director of the Vaxcyte, Inc. (the “Company”) and member of the Audit Committee, and Rob Hopfner, a director of the Company and member of the Nominating and Corporate Governance Committee (the “Nominating Committee”), both resigned as members of the Company’s Board of Directors (the “Board”), which resignations became effective on September 16, 2021. Neither Mr. Heron’s nor Mr. Hopfner’s resignations were the result of any disagreement or dispute with the Company.

On September 16, 2021, upon recommendation of the Nominating Committee, the Board appointed Annie Drapeau and Teri Loxam to the Board as Class I directors, which appointments became effective on September 16, 2021. Ms. Drapeau’s and Ms. Loxam’s terms will expire at the Company’s annual meeting of stockholders in 2024. The Board also appointed Ms. Drapeau to serve as a member of the Compensation Committee and the Nominating Committee and appointed Ms. Loxam to serve as a member of the Audit Committee.

There are no arrangements or understandings between Ms. Drapeau, Ms. Loxam and any other persons pursuant to which they were selected as directors. The Board has determined that Ms. Drapeau and Ms. Loxam qualify as independent directors under the independence requirements set forth under Rule 5605(a)(2) of the Nasdaq Rules and listing standards. Additionally, there are no transactions involving the Company and Ms. Drapeau or Ms. Loxam that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

In connection with their appointments to the Board and pursuant to the Company’s Non-Employee Director Compensation Policy as currently in effect, Ms. Drapeau and Ms. Loxam each received initial equity awards of nonstatutory stock options to purchase 30,000 shares of the Company’s common stock (each, an “Initial Grant”). Each Initial Grant will vest over 36 months, 1/3 of which will vest on the anniversary date on which Ms. Drapeau and Ms. Loxam were appointed to the Board and 1/36 of which will vest monthly thereafter, subject to Ms. Drapeau’s and Ms. Loxam’s continuous service to the Company through each such date. Each Initial Grant is subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan and its related agreements.

On the date of each annual meeting of stockholders, Ms. Drapeau and Ms. Loxam will each also receive a nonstatutory stock option to purchase 15,000 shares of the Company’s common stock (each, an “Annual Grant”). Each Annual Grant will vest monthly and fully vest on the earlier of the first anniversary of the grant date or the day prior to the next annual meeting of stockholders, subject to Ms. Drapeau’s and Ms. Loxam’s continuous service to the Company through each such date. Both the Initial Grants and the Annual Grants would become fully vested upon a change in control, subject to Ms. Drapeau’s and Ms. Loxam’s continuous service to the Company through such date.

Pursuant to the Company’s Non-Employee Director Compensation Policy, Ms. Drapeau and Ms. Loxam will also each receive an annual cash retainer of $40,000 plus additional annual cash retainers for service on a Board committee, including $5,000 per year for service on the Compensation Committee and $4,000 per year for service on the Nominating Committee for Ms. Drapeau and $7,500 per year for service on the Audit Committee for Ms. Loxam.

The Company has entered into its standard form of indemnification agreement with Ms. Drapeau and Ms. Loxam.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 20, 2021	VAXCYTE, INC.

	By:	/s/ Andrew Guggenhime
Andrew Guggenhime
President and Chief Financial Officer